Exhibit 99.1

Telos Corporation Appoints New Chief Financial Officer

Mark Bendza, accomplished corporate finance executive, to serve as CFO of leading cybersecurity company

Ashburn, Va. – July 19, 2021 – Telos ® Corporation (NASDAQ: TLS), a leading provider of cyber, cloud and enterprise security solutions for the world’s most security-conscious organizations, announced it has appointed Mark Bendza as executive vice president and chief financial officer, effective July 19, 2021.

Bendza previously served as vice president in charge of investor relations at Honeywell International Inc. (NASDAQ: HON), where he led an award-winning investor relations program. He has over 20 years of experience with global companies in investor relations, business development, financial planning, analysis, financial strategy, mergers and acquisitions, and capital markets. He has a bachelor’s degree from Wesleyan University and an MBA from Columbia Business School.

“Mark brings a broad range of skills that will be important to us as a public company,” said John B. Wood, CEO and chairman, Telos. “I know his dedication to shareholders, customers, and internal stakeholders, as well as to achieving our growth objectives, will be critical to our future success.”

“I have great respect for my predecessor, the entire executive team at Telos, and their achievements, including the execution of the recent successful IPO,” said Bendza. “I am excited to build upon their successes, and to focus on delivering the growth and financial performance that will generate shareholder returns for years to come.”

Bendza succeeds Michele Nakazawa, who served as Telos CFO for over 17 years. Nakazawa, who will be preparing to retire, will stay on with the company on the senior executive team reporting to the CEO and working on special projects and to ensure an orderly transition.

“Michele has committed nearly two decades of service to Telos, most recently guiding us through our IPO and secondary offering,” said Wood. “As a key member of the executive team that helped transform the company, her dedication to the organization runs deep, as illustrated by her willingness to stay on to ensure a successful transition of the finance and accounting operation and her other responsibilities. On behalf of all of my colleagues and our board of directors, I want to extend our deepest gratitude to Michele for her considerable contributions to Telos over the years.”

About Telos Corporation
Telos Corporation (NASDAQ: TLS) empowers and protects the world’s most security-conscious organizations with solutions for continuous security assurance of individuals, systems, and information. Telos’ offerings include cybersecurity solutions for IT risk management and information security; cloud security solutions to protect cloud-based assets and enable continuous compliance with industry and government security standards; and enterprise security solutions for identity and access management, secure mobility, organizational messaging, and network management and defense. The company serves military, intelligence and civilian agencies of the federal government, allied nations and commercial organizations around the world.

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Media:
Mia Wilcox
media@telos.com
(610) 564-6773

Investors:
Brinlea Johnson
The Blueshirt Group on behalf of Telos Corporation
brinlea@blueshirtgroup.com